UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.   20549
___________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) March 3, 2010

TEREX CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	1-10702	34-1531521
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

200 Nyala Farm Road, Westport, Connecticut	06880
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code (203) 222-7170

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of
Certain Officers; Compensatory Arrangements of Certain Officers.

(e) 2009 Annual Incentive Compensation

On March 3, 2010, upon the recommendation of the Compensation Committee (the “Compensation Committee”), the Board of Directors (the “Board”) of Terex Corporation (“Terex” or the “Company”) approved the 2009 annual incentive compensation awards (payable in March 2010) under the Terex Corporation 2009 Omnibus Incentive Plan (the “Incentive Plan”) for Ronald M. DeFeo, the Company’s Chairman and Chief Executive Officer (“CEO”), Phillip C. Widman, Thomas J. Riordan, Timothy A. Ford and Richard Nichols, each of whom is a named executive officer of Terex.  Each such award was based upon satisfaction of previously disclosed performance criteria.  The 2009 bonus awards approved by the Compensation Committee for the Company’s named executive officers were as follows:

Name	2009 Bonus Award
Ronald M. DeFeo	$782,000
Thomas J. Riordan	$200,000
Phillip C. Widman	$150,000
Timothy A. Ford	$89,115
Richard Nichols	$83,850

2010 Performance Measures

On March 3, 2010, upon the recommendation of the Compensation Committee, the Board approved the parameters for the calculation of bonuses for the named executive officers, other than Mr. DeFeo, with respect to Terex’s 2010 fiscal year.  Eligible participants in the Incentive Plan will be assigned a bonus target for 2010, which will represent a percentage of their annual base salary, based upon their management level.

Under the Incentive Plan, an annual bonus pool for 2010 will be established and funded based on the Company’s operating earnings performance, with a certain minimum amount available for payment if the Company does not achieve any operating earnings.  If the Company achieves approximately $160 million of operating earnings, the bonus pool would fund at approximately 100% of the executive’s corresponding bonus target, and would be paid out based on individual and Company performance.  If the Company achieves approximately $250 million of operating earnings, the bonus pool would fund at approximately 150% of the executive’s corresponding bonus target, and would be paid out based on individual and Company performance.  If the Company does not achieve any operating earnings, the bonus pool would fund at approximately 30% of the executive’s corresponding bonus target and would be paid out based solely on individual performance.  For operating earnings achievement between the thresholds mentioned above, the bonus pool funding and incentive opportunity for the executive will increase as the amount of operating earnings increases but in no event shall the bonus payout exceed 150% of target.

Individual performance can include all or any combination of segment performance, business unit performance, personal goals, as well as other financial and non-financial measurements.  The CEO is responsible for determining individual performance for each of his direct reports.  For other participants, individual performance will be determined by the Chief Operating Officer or the appropriate manager.

The bonus target percentages for 2010 for each of the Company’s named executive officers (other than Mr. DeFeo) are as follows:

Name	Target Percentage of Base Salary
Thomas J. Riordan	100%
Phillip C. Widman	75%
Timothy A. Ford	75%
Richard Nichols	75%

2010 Long Term Incentive Awards.

On March 3, 2010, certain executive officers of Terex, including its named executive officers listed above, were granted restricted stock awards.  The restricted stock grants for the executives contain both time-based awards and performance-based awards, other than Mr. DeFeo who received solely performance-based awards.

Each time-based award will vest solely on the passage of time over a five year period, with 20% of the time-based award vesting on March 3 of each of 2011, 2012, 2013, 2014 and 2015, to the extent the executive is still employed with Terex.

The performance awards for each of the executives, other than Mr. DeFeo, will vest upon satisfaction of all of the following: (i) the Company’s closing stock price is 25% above the closing stock price on the date of grant for 30 consecutive trading days; (ii) the Company’s closing stock price equals or exceeds $35.00, or $50.00 as applicable based on the information in the table set forth below, for 10 consecutive trading days; and (iii) the fourth anniversary of the date of grant shall have occurred.  If all of the above criteria are not satisfied on or prior to March 3, 2017, the performance award shall be forfeited.

The performance awards for Mr. DeFeo will vest upon satisfaction of all of the following: (i) the Company’s closing stock price is 25% above the closing stock price on the date of grant for 30 consecutive trading days; (ii) the Company’s closing stock price equals or exceeds $45.00, or $60.00 as applicable based on the information in the table set forth below, for 10 consecutive trading days; and (iii) the fourth anniversary of the date of grant shall have occurred.  If all of the above criteria are not satisfied on or prior to March 3, 2017, the performance award shall be forfeited.

In addition, on March 3, 2010, Mr. Riordan was also granted a time-based award that will vest solely on the passage of time over a three year period, with one-third of the time-based award vesting on March 3 of each of 2011, 2012 and 2013, to the extent Mr. Riordan is still employed with Terex.  This award was granted to Mr. Riordan in recognition of his efforts as Interim President of Terex Construction.

The named executive officers of Terex listed below were granted shares of restricted stock on March 3, 2010, as follows:

Name	Time-Based Award Vesting Over 5 Years	Time-Based Award Vesting Over 3 Years	$35 Performance-Based Stock Award	$45 Performance-Based Stock Award	$50 Performance-Based Stock Award	$60 Performance-Based Stock Award
Ronald M. DeFeo	-0-	-0-	-0-	125,000	-0-	125,000
Thomas J. Riordan	44,643	16,667	32,860	-0-	32,860	-0-
Phillip C. Widman	35,715	-0-	26,288	-0-	26,288	-0-
Timothy A. Ford	22,322	-0-	16,430	-0-	16,430	-0-
Richard Nichols	19,346	-0-	14,239	-0-	14,239	-0-

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  March 9, 2010

TEREX CORPORATION

By: /s/ Eric I Cohen
Eric I Cohen Senior Vice President, Secretary and General Counsel